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                                 EXHIBIT 99.21

        FORM OF OPTION AGREEMENT UNDER THE NEXT AGE TECHNOLOGIES, INC.

                          1998 EQUITY INCENTIVE PLAN
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                                                                   EXHIBIT 99.21

                          Next Era Technologies, Inc.
                          1998 EQUITY INCENTIVE PLAN

                            STOCK OPTION AGREEMENT
                   (INCENTIVE AND NONSTATUTORY STOCK OPTION)

     Pursuant to the Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Next Era Technologies, Inc. (the "Company") has granted you an option under its 1998 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1. VESTING. Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares subject to your option and your exercise price per share referenced in the Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

     3. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in the Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of this option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

          (a) a partial exercise of your option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

          (b) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

          (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

          (d) if your option is an incentive stock option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which your option plus all other incentive stock options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.
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     4.   METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by the Grant
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Notice, which may include one or more of the following:
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          (a)  In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings (generally six months) or were not acquired, directly or indirectly from the Company, owned free and clear of any liens, claims, encumbrances or security interests, and valued at its Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time your option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

     5.   WHOLE SHARES.  Your option may only be exercised for whole shares.

     6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

     7. TERM. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

          (a) thirty (30) days after the termination of your Continuous Service for any other reason, provided that if during any part of such thirty (30)-day period the option is not exercisable solely because of the condition set forth in paragraph 6, the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty
(30) days after the termination of your Continuous Service;

          (b) twelve (12) months after the termination of your Continuous Service due to Disability;

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          (c)  eighteen (18) months after your death if you die either during your Continuous Service or within thirty (30) days after your Continuous Service terminates;

          (d)  the Expiration Date indicated in the Grant Notice; or

          (e)  the tenth (10th) anniversary of the Date of Grant.

     If your option is an incentive stock option, note that, to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an Affiliate as a Consultant or Director or if you exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

     8.   EXERCISE.

          (a) You may exercise the vested portion of your option (and the unvested portion of your option if the Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option,
(2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise, or (3) the disposition of shares acquired upon such exercise.

          (c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

          (d) By exercising your option you agree that the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) which are consistent with the foregoing or which are necessary to give further

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effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Stock until the end of such period.

     9. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     10. RIGHT OF REPURCHASE/RIGHT OF FIRST REFUSAL. To the extent provided in the Company's bylaws as amended from time to time, the Company shall have the right to repurchase all or any part of the shares received pursuant to the exercise of your option. Furthermore, the Common Stock issued upon exercise of your option shall be subject to a right of first refusal in favor of the Company or its assignees which meets the following requirements:

          (a) If you desire to sell or otherwise transfer any of your shares of Common Stock, then you shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares of Common Stock to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

          (b) For thirty (30) days following receipt of such notice, the Company shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that with your consent, the Company shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares of Common Stock, and that is not otherwise exempted from the provisions of this paragraph 10, the price shall be deemed to be the fair market value of the Common Stock at such time as determined in good faith by the Board of Directors of the Company. In the event the Company elects to purchase all of the shares of Common Stock or, with your consent, a lesser portion of the shares of Common Stock, it shall give written notice to you of its election and settlement for said shares shall be made as provided below in subparagraph (d).

          (c)  The Company may assign its rights hereunder.

          (d) In the event the Company and/or its assignee(s) elect to acquire any of the shares of Common Stock as specified in the notice provided by you, the Secretary of the Company shall so notify you and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the Company receives notice from you; provided that if the terms of payment set forth in your notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in your notice.

          (e) In the event the Company and/or its assignees(s) do not elect to acquire all of the shares specified in your notice, you may, within the sixty
(60)-day period following the expiration of the option rights granted to the Company and/or its assignees(s)

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herein, transfer the shares specified in your notice which were not acquired by the Company and/or its assignees(s) as specified in your notice. All shares so sold by you shall continue to be subject to the provisions of this paragraph 10 in the same manner as before said transfer.

          (f) Notwithstanding anything herein to the contrary, the following transactions shall be exempt from the provisions of this paragraph 10:

               (i) Your transfer of any or all shares of Common Stock held either during your lifetime or on death by will or intestacy to your immediate family or to any custodian or trustee for your account or the account of your immediate family or to any limited partnership of which you, members of your immediate family or any trust for your account or the account of your immediate family will be the general or limited partner(s) of such partnership. "Immediate family" as used herein shall mean your spouse, lineal descendant, father, mother, brother, or sister.

               (ii) Your bona fide pledge or mortgage of any shares of Common Stock with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this paragraph 10.

               (iii) Your transfer of any or all of your shares of Common Stock to the Company or to any other shareholder of the Company.

               (iv) Your transfer of any or all of your shares of Common Stock to a person who, at the time of such transfer, is an officer or director of the Company.

     In any such case, the transferee, assignee, or other recipient shall receive and hold such Common Stock subject to the provisions of this paragraph 10, and there shall be no further transfer of such Common Stock except in accord with this paragraph 10.

          (g) The provisions of this paragraph 10 may be waived with respect to any transfer either by the Company, upon duly authorized action of its Board of Directors, or by the shareholders, upon the express written consent of the owners of a majority of the voting power of the Company (excluding the votes represented by those shares to be transferred by the transferring shareholder).

          (h) Any sale or transfer, or purported sale or transfer, of the shares of Common Stock by you shall be null and void unless the terms, conditions, and provisions of this paragraph 10 are strictly observed and followed.

          (i) The foregoing right of first refusal shall terminate upon the date securities of the Company are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act.

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          (j)  The certificates representing shares of Common Stock shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

     "The shares represented by this Certificate are subject to a right of first refusal option in favor of the Company and/or its Assignee(s), as set forth in a stock option agreement between the Company and the registered holder."

     11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     12.  WITHHOLDING OBLIGATIONS.

          (a) At the time your option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to Which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

          (c) Your option is not exercisable unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

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     13.  NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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